EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated August 24, 2004, accompanying the consolidated financial statements of Collegiate Pacific, Inc., and our report dated September 27, 2004, accompanying the consolidated financial statements of Dixie Sporting Goods Co., Inc., contained in the Registration Statement and prospectus. We consent to the use of the aforementioned reports in the Registration Statement and prospectus, and to the use of our name as it appears under the caption “Experts.”

/s/GRANT THORNTON LLP

Dallas, Texas
November 3, 2004